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                                                                EXHIBIT 99.2


NEWS RELEASE


Contact:   OSI Pharmaceuticals, Inc.         Burns McClellan (representing OSI)
           Kathy Galante                     Kathy Jones, Ph.D. (media)
           Director                          Blair Clark (investors)
           Investor & Public Relations       (212) 213-0006
           (631) 962-2000


             OSI PHARMACEUTICALS ANNOUNCES TERMS OF $135 MILLION OF
                            CONVERTIBLE SENIOR NOTES

MELVILLE, N.Y--(BUSINESS WIRE)--Sept. 3, 2003--OSI Pharmaceuticals, Inc. (NASDAQ:OSIP) announced that it has agreed to issue $135 million of convertible senior notes due 2023. The initial purchasers of the notes have an option, exercisable within 30 days following the date of issuance of the notes, to purchase an additional $15 million of the notes on the same terms. The notes will bear interest at 3.25 percent per annum payable semi-annually.

The notes will be convertible into OSI Pharmaceuticals common stock at an initial conversion price (subject to adjustment) of $50.02 per share, representing a conversion premium of 32.5 percent over the closing bid price of $37.75 of the OSI common stock on the Nasdaq National Market on September 2, 2003. The sale of the notes is expected to close on September 8, 2003.

On or after September 8, 2008, OSI may at its option redeem all or a portion of the notes for cash at a redemption price equal to 100 percent of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest. In addition, on each of September 8, 2008, September 8, 2013, and September 8, 2018, holders may require OSI to purchase all or a portion of their notes for cash at 100 percent of the principal amount of the notes to be purchased, plus any accrued and unpaid interest.

As announced yesterday, OSI expects to use up to $20 million of the proceeds of the offering to repurchase shares of its common stock in transactions negotiated concurrently with the offering. The company intends to use approximately $12.5 million of the net proceeds to purchase U.S. treasury securities to be pledged as security for the notes, in an amount sufficient to pay the first six interest payments on the notes, and to use the balance of the net proceeds to support the continued development of its integrated oncology franchise, including possible acquisition of external assets and for general corporate purposes.

The notes will be issued in a private placement and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A of the Securities Act of 1933. The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
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This news release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state or jurisdiction.

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Such statements with respect to OSI reflect the current views of OSI's management and are based on certain assumptions. Actual results for OSI could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in OSI's filings with the U.S. Securities and Exchange Commission. OSI is developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.